EXHIBIT 10.1

PRIVATE AND CONFIDENTIAL

TOR MINERALS (M) SDN BHD
 No 4 ½ Miles Lahat Road
30200 Ipoh
Perak

Dear Sirs,

Banking Facility(ies) ("Facilities")

Customer No. 383-136280

We have completed our review of your existing Facilities stated below and are pleased to advise you that we agree to continue providing the Facilities for a further period subject to all the terms and conditions contained in the prior documentation and contained herein (collectively, "Terms and Conditions"). Your continued utilization of the Facilities shall be deemed to be your acceptance of the Terms and Conditions.

and the giving of the confirmation(s) contained in Appendix 1 hereto.

The Facilities are subject to review at any time, in any event by April 2013.

The Facilities are subject always to the Bank's customary overriding right of suspension, withdrawal and repayment on demand. The Terms and Conditions may also allow the Bank to cease providing the Facilities to you.

Please send us two signed/certified copies of your next set of audited account or where they are out of date (more than 6 months), updated management accounts are to be submitted before the review date mentioned above.

Facilities		Limit (RM)
Overdraft		500,000.00
Term Loan		3,500,000.00
Bank Guarantees		500,000.00
Import/Export Line # consisting of:		6,460,000.00
Documentary credits	(120 days)	(6,460,000.00)
Bankers Acceptance Import	(120 days)	(6,460,000.00)
Bankers Acceptance Export	(120 days)	(2,500,000.00)
Loans Against Imports	(120 days)	(6,460,000.00)
Foreign Currency Loans against Imports	(120 days)	(6,460,000.00)
Loans Against Imports	(120 days)	(6,460,000.00)
Export Credit Refinancing Scheme (Pre/Post Shipment)	(120 days)	(2,500,000.00)
Total Gross Foreign Exchange Contract Limit (inclusive of marked-to-market losses incurred from time to time)		5,000,000.00
# Combined Limits interchangable with total outstanding not exceeding RM6,460,000.00 for Import Line and RM2,500,000.00 for Export Line

Purpose:

Overdraft
Working capital requirements.

Term Loan
To finance upgrading of existing production line and capital expenditure.

Bank Guarantees
For issuance of security deposit-/tender-/performance- bonds and other guarantee requirements related to your business.

Import Line
To finance your imports and domestic purchases.

Export Line
To finance your exports and domestic sales.

Export Credit Refinancing Scheme (Pre/Post Shipment)
Pre-shipment ECR - as working capital for production of eligible goods for export.
Post-shipment ECR - to finance export sales of eligible goods on credit terms upon shipment.

Total Gross Foreign Exchange Contract Limit
(inclusive of marked-to-market losses incurred from time to time)
Spot and forward foreign exchange contracts [and currency option transactions] to hedge against fluctuations in foreign exchange rates for your trade-related and other permitted transactions as we may agree to.

The Bank shall have no obligation to monitor or ensure the usage of the Facilities for their stated purpose(s). It shall have the right to recall the Facilities if not used for the purpose(s) stated.

The continuation of the Facilities are also subject to satisfactory conduct of your current accounts in accordance with guidelines issued by Bank Negara Malaysia and/or policies of the Bank or other financial institutions you have current accounts with from time to time.

If there is any breach which may subject any of your current accounts (be it with the Bank or other financial institution) to closure, the Bank shall have the right to recall the Facilities. This is notwithstanding that your current account(s) with the Bank whether held solely or jointly with others are conducted satisfactorily.

The Bank may rely on information furnished by the Credit Bureau established by Bank Negara Malaysia for information whether any of your current accounts have become liable to closure.

Reliance by the Bank on such information shall not subject it to any liability to you or other parties should there be inaccuracy in such information unknown to the Bank.

We are pleased to be of assistance to you and look forward to the development of a mutually beneficial and lasting banking relationship including your opening and/or maintaining your main working capital / operating account with us. Should you have any query, please do not hesitate to contact our Lim Jit Foo at telephone no. 05-5226332.

Yours faithfully,

for and on behalf of

HSBC Bank Malaysia Berhad

Relationship Manager

APPENDIX 1

Customer's Confirmation(s)

1.         ECM 2 of the Exchange Control Notices

We confirm that all our FEX transactions shall be to hedge underlying trade transactions and other permitted purposes, and not for speculative purposes, and shall be in compliance with Malaysian Exchange Control Regulations, and supported by appropriate documentation which may be required by the Bank.  We confirm that where we enter into any FEX transaction, we shall do so in reliance only upon our own judgment and assessment and obtain our own independent advice, and not in reliance on any advice of the Bank or its personnel in accordance with Section 7 of IFEMA terms.

                                                  *** End of Appendix 1 ***